N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


     Evergreen Intermediate Municipal Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $973,962 $1.04            981,878  $60.49


     Class B      $138,392 $0.83            177,403  $60.49


     Class C      $254,570 $0.83            340,234  $60.49


     Class I      $7,962,788        $1.13            7,188,661         $60.49


     Class IS     $291,529 $1.06            275,514  $60.49